Exhibit 10.1

AMENDMENT NO. 3 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Amended and Restated Employment Agreement is made effective this 29th day of March, 2016, by and between Fiserv, Inc., a Wisconsin corporation (the “Company”), and Jeffery W. Yabuki (the “Executive”).

WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement effective as of December 22, 2008 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to provide for an additional three-year term of employment thereunder, to specify new target and maximum annual bonus levels, minimum annual long-term incentive award levels, and to provide for the grant of a performance-vesting equity-based award; and

WHEREAS, the parties desire to amend the Agreement to eliminate the gross-up currently provided thereunder for excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Effective on the date hereof, the last sentence of Section 1.2 of the Agreement is amended to read in its entirety as follows: “The term of Executive’s employment shall commence on the Employment Date, and end on March 31, 2019, subject to earlier termination or further renewal as provided in this Agreement (the “Term of Employment”).”

2. Effective on the date hereof, Section 3.2 of the Agreement is amended to read in its entirety as follows:

The Executive shall be eligible to participate in the Company’s Executive Incentive Compensation Plan and any replacement or successor annual bonus plan (the “Annual Bonus Plan”), and, effective for 2016 and each calendar year thereafter, be eligible to receive a target bonus equivalent of not less than one hundred seventy-five percent (175%) of Executive’s base salary for attainment of performance goals or other criteria, terms and conditions as may be established by the Company’s Compensation Committee in accordance with the Annual Bonus Plan, with an opportunity to earn a bonus in excess of target based upon above-target performance in accordance with the Annual Bonus Plan; provided that the maximum bonus opportunity shall be not less than three hundred fifty percent (350%) of Executive’s base salary.

3. Effective on the date hereof, a new Section 3.3.4 is added to the Agreement as follows:

Commencing with respect to 2016 and continuing with respect to each subsequent calendar year ending within the Term of Employment, Executive shall be eligible for and shall receive grants of options and/or restricted stock and/or other equity and long-term awards under the Company’s long-term incentive compensation program, which are commensurate with his position and are made at such times and on such terms as grants and awards are made to the Company’s senior executive officers generally; provided, that the grants for 2016 performance shall be made during the first quarter of 2017, and the grants for subsequent calendar years shall be made in the first quarter of the following year (for example, the grant with respect to 2017 performance shall be made in the first part of 2018), and the grant date fair value of each year’s awards shall not be less than $8,000,000. For purposes of this Paragraph 3.3.4, the grant date fair value shall be determined under applicable accounting principles, applied in the same manner as the determination of such value for awards made to the Company’s senior officers generally.

4. Effective on the date hereof, a new Section 3.3.5 is added to the Agreement as follows:

On or prior to March 30, 2016, the Executive shall receive a one time, three year performance share unit grant from the Company with a grant date fair value equal to approximately $12,000,000. The performance share unit grant shall be evidenced by the award agreement substantially in the form provided to Executive prior to the effective date of this Paragraph 3.3.5.

5. Effective on the date hereof, Section 5.1 of the Agreement is amended by deleting the following text from the final sentence thereof: “; and provided, further, that in the event that after such Change in Control the Executive’s employment is terminated by the Company without Cause or the Executive voluntarily terminates his employment with the Company for Good Reason, the Executive shall be entitled to a gross up payment determined as set forth in Paragraph 5.2 below.”

6. Effective on the date hereof, Section 5.2 of the Agreement is renamed “Excise Tax Treatment” and amended in its entirety to read as follows:

Notwithstanding any other provision of this Agreement, if any payment under this Agreement, or under any other agreement with or plan of the Company or its subsidiaries (in the aggregate, “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) if, the net after-tax proceeds (determined as hereafter provided) to the Executive, after such reduction, are greater than the net after-tax proceeds to the Executive if the Total Payments were not so reduced. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code. Within forty (40) days following a Covered Termination (as defined in the Double Trigger KEESA) or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an “excess parachute payment” as defined in Section 280G of the Code, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments, (3) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to this Section 5.2 and (4) the net after-tax proceeds to the Executive, taking into account the tax imposed under Section 4999 of the Code and all applicable federal, state and local income, employment and other taxes, if (A) the Total Payments were reduced in accordance with the first sentence of this Section 5.2 or (B) the Total Payments were not so reduced. As used in this Agreement, the term “Base Period Income” means an amount equal to the Executive’s “annualized includable compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel opinion determines that the Total Payments shall be reduced, then such reduction shall be made first by reducing cash payments due under this Agreement, then cash payments under other agreements, plans or programs, and then non-cash benefits, in each case in the reverse order they are due, until the present value of the Total Payments is reduced to the maximum amount provided above. If such National Tax Counsel so requests in connection with the opinion required by this Section 5.2, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 5.2, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

7. Effective on the date hereof, Section 6.3.5(b) of the Agreement is amended by deleting the text “four and one-half” in clause (i) thereof and replacing such text with “five and one-half”.

8. In all other respects, the Agreement shall remain in full force and effect.

9. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

Fiserv, Inc.

By:	/s/ Lynn S. McCreary
Name: Lynn S. McCreary
Title: Chief Legal Officer and Corporate Secretary

/s/ Jeffery W. Yabuki
Jeffery W. Yabuki

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